Exhibit 23.1

The Board of Directors
Electric Lightwave, Inc.


We consent to the incorporation by reference in the Registration Statement Form S-8 (no. 333-61009) of Electric Lightwave, Inc. our report dated March 1, 1999, relating to the balance sheets of Electric Lightwave, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Electric Lightwave, Inc.

New York, New York
March 1, 1999